Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made this 12th day of May 2012, by and among STI Holdings, Inc., a Nevada corporation ("STI"); Link Bit Consulting Co., Ltd., a Japanese corporation ("Link Bit"); and the persons listed in Exhibit A-1 hereof who are the owners of record of all the issued and outstanding stock of Link Bit who execute and deliver the Agreement ("Link Bit Stockholders"), based on the following:

Recitals

STI wishes to acquire all the issued and outstanding stock of Link Bit in exchange for stock of STI in a transaction intended to qualify as a tax-free exchange pursuant to section 368(a)(l)(B) of the Internal Revenue Code of 1986, as amended. The parties intend for this Agreement to represent the terms and conditions of such tax-free reorganization, which Agreement the parties hereby adopt.

Agreement

Based on the stated premises, which are incorporated herein by reference, and for and in consideration of the mutual covenants and agreements hereinafter set forth, the mutual benefits to the parties to be derived herefrom, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

EXCHANGE OF STOCK

1.01 Exchange of Shares. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.05 hereof), the Link Bit Stockholders shall assign, transfer, and deliver to STI, free and clear of all liens, pledges, encumbrances, charges, restrictions, or claims of any kind, nature, or description, all issued and outstanding shares of common stock of Link Bit (the "Link Bit Shares") held by Link Bit Stockholders which shares shall represent all issued and outstanding shares of Link Bit common stock, and STI agrees to acquire such shares on such date by issuing and delivering in exchange therefor an aggregate of 25,000,000 restricted shares of STI common stock, par value $0.001 per share, (the "STI Common Stock"). Such shares of STI Common Stock shall be issued pro rata based on the number of Link Bit Shares held and as set forth opposite the Link Bit Stockholder's respective names in Exhibit A-1. In any circumstances, the shareholders of Link Bit shall have a more than 92% equity interest including voting right in total STI shares at the time of the Closing, which includes any shares of preferred stock purchased.

1.02 Delivery of Certificates by Link Bit Stockholders. The transfer of Link Bit Shares by the Link Bit Stockholders shall be effected by the delivery to STI at the Closing (as set forth in Section 1.05 hereof) of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures medallion guaranteed and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Link Bit Stockholders' expense. If Link Bit has not issued physical certificates, the transfer may be accomplished by all of the shareholders of Link Bit transferring to STI one hundred percent (100%) of the shares of capital stock of Link Bit as set forth in Exhibit A attached through a resolution of the board of directors and signatures of shareholders agreeing and approving to such irrevocable transfer.

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1.03 Operation as Wholly-Owned Subsidiary. After giving effect to the transaction contemplated hereby, STI will own all the issued and outstanding shares of Link Bit and Link Bit will be a wholly-owned subsidiary of STI operating under the name Grand Perfecta.

1.04 Further Assurances. At the Closing and from time to time thereafter, the Link Bit Stockholders shall execute such additional instruments and take such other action as STI may reasonably request, without undue cost to the Link Bit Stockholders in order to more effectively sell, transfer, and assign clear title and ownership in the Link Bit Shares to STI.

1.05 Closing and Parties. The Closing contemplated hereby shall be held at a mutually agreed upon time place, or on another date to be agreed to in writing by the parties (the "Closing Date"). The Agreement may be closed at any time following approval by a majority of the stockholders of Link Bit as set forth in Section 5.02. The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

1.06 Closing Events.

(a) STI Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IV, STI shall deliver to Link Bit at Closing all the following:

(i) A certificate of good standing from the secretary of State of Nevada, issued as of a date within five days prior to the Closing Date, certifying that STI is in good standing as a corporation in the State of Nevada;

(ii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of STI executing this Agreement and any other document delivered pursuant hereto on behalf of STI;

(iii) Copies of the resolutions of STI's board of directors and shareholder minutes or consents authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of STI as of the Closing Date;

(iv) The certificate contemplated by Section 4.02, duly executed by the chief executive officer of STI;

(v) Certificates for 25,000,000 shares of STI Common Stock in the names of the Link Bit Stockholders and in the amounts set forth in Exhibit "A-1 ;"and

In addition to the above deliveries, STI shall take all steps and actions as Link Bit and Link Bit Stockholders may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

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(b) Link Bit Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article V, Link Bit and/or Link Bit Stockholder's shall deliver to STI at Closing all the following:

(i) A certificate of good standing from Japan, issued as of a date within five days prior to the Closing Date certifying that Link Bit is in good standing as a corporation in Japan;

(ii) Incumbency and specimen signature certificates dated the Closing Date with respect to the officers of Link Bit executing this Agreement and any other document delivered pursuant hereto on behalf of Link Bit;

(iii) Copies of resolutions of the board of directors and of the stockholders of Link Bit authorizing the execution and performance of this Agreement and the contemplated transactions, certified by the secretary or an assistant secretary of Link Bit as of the Closing Date;

(iv) The certificate contemplated by Section 5.03, executed by the chief operating officer of Link Bit; and

(v) The certificate contemplated by Section 5.04, dated the Closing Date, signed by the chief operating officer of Link Bit.

In addition to the above deliveries, Link Bit shall take all steps and actions as STI may reasonably request or as may otherwise be reasonably necessary to consummate the transactions contemplated hereby.

1.07. Termination.

(a) This Agreement may be terminated by the board of directors of either STI or Link Bit at any time prior to the Closing Date if:

(i) There shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the reasonable judgment of such board of directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the transactions contemplated by this Agreement;

(ii) Any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the reasonable judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange;

In the event of termination pursuant to this paragraph (a) of Section 1.07, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby.

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(b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of STI if (i) stockholders of STI owning more than five percent (5%) of the issued and outstanding shares of STI Common Stock perfect their dissenter's rights with respect to the approval of this Agreement and the transactions contemplated hereby, (ii) Link Bit shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Link Bit contained herein shall be inaccurate in any material respect or (iii) STI determines that there has been or is likely to be any material adverse change in the financial or legal condition of Link Bit. In the event of termination pursuant to this paragraph (b) of this Section 1.07, no obligation, right, remedy, or liability shall arise hereunder. All parties shall bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby, except as otherwise provided herein.

(c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Link Bit if (i) stockholders of Link Bit owning more than five percent (5%) of the issued and outstanding shares of Link Bit Shares perfect their dissenter's rights with respect to the approval of this Agreement and the transactions contemplated hereby, (ii) STI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of STI contained herein shall be inaccurate in any material respect, or (iii) Link Bit determines that there has been or is likely to be any adverse change in the financial or legal condition of STI. In the event of termination pursuant to this paragraph (c) of this Section 1.07, no obligation, right, remedy, or liability shall arise hereunder. All parties shall each bear their own costs incurred in connection with the negotiation, preparation, and execution of this Agreement and the transactions contemplated hereby, except as otherwise provided herein.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF STI

As an inducement to, and to obtain the reliance of Link Bit, STI represents and warrants as follows:

2.01 Organization. STI is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of STI's articles of incorporation or bylaws, or other agreement to which it is a party or by which it is bound.

2.02 Approval of Agreement. STI has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of STI has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the STI stockholders and compliance with state and federal corporate and securities laws.

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2.03 Capitalization. The authorized capitalization of STI consists of 50,000,000 shares of common stock, $0.001 par value, of which 2,227,332 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.001 par value, 100,000 Series A are issued and outstanding. All issued and outstanding shares of STI are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of STI.

2.04 Financial Statements:

(a) Included in Schedule 2.04 are the Audited Financial Statements of STI as of December 31, 2011, and the related statements of operations, cash flows, and stockholders' equity for the period from inception, to December 31, 2011, including the notes thereto.

(b) The financial statements delivered pursuant to Section 2.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The financial statements of STI present fairly, as of their respective dates, the financial position of STI. STI did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of STI, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of STI as of their respective dates and for the respective periods covered thereby.

(c) STI has filed or will have filed as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date. All such returns and reports are accurate and correct in all material respects. STI has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent unaudited balance sheet of STI, except to the extent reflected on such balance sheet and adequately provided for, and all such dates and years and periods prior thereto and for which STI may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to STI's knowledge no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. Proper and accurate amounts of taxes have been withheld by or on behalf of STI with respect to all material compensation paid to employees of STI for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws. ToSTI's knowledge, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed, or contemplated. STI has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on STI, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets. There are no tax liens upon any of the assets of STI.

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There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of STI.

(d) At Closing, STI will provide unaudited financial statements of STI for the period 1-1-2012 through of May 12, 2012, along with related workpapers and bank statements, showing no liabilities and $100,000 Cash.

2.04. Information. The information concerning STI set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. STI shall cause the schedules delivered by it pursuant hereto and the instruments delivered to Link Bit hereunder to be updated after the date hereof up to and including the Closing Date.

2.05 Absence of Certain Changes or Events. Except as set forth in this Agreement or the schedules hereto, since the date of the most recent STI balance sheet and included in the information referred to in Section 2.05:

(a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of STI or (ii) any damage, destruction, or loss to STI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or conditions of STI;

(b) STI has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of STI; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) STI has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent STI balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000 or canceled, or agreed to cancel, any debts or claims (except debts and claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of STI; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

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(d) To the best knowledge of STI, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of STI.

2.06 Litigation and Proceedings. There are no material actions, suits, or administrative or other proceedings pending or, to the knowledge of STI, threatened by or against STI or adversely affecting STI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. STI does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.07 Compliance With Laws and Regulations. STI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance (i) could not materially and adversely affect the business, operations, properties, assets, or condition of STI or (ii) could not result in the occurrence of any material liability for STI. To the best knowledge of STI, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal securities laws.

2.08 Compliance with Security Laws. STI has complied with all applicable security statutes and regulation of any federal, state or other governmental entity or agency thereof, including the filing of any required documents in regards to all sales of STI Stock. STI is not required to file reports with the Securities and Exchange Commission under section 13 or 15(d) of the Securities Exchange Act of 1934 and STI's counsel will deliver an opinion to this effect.

2.09 Material Contract Defaults. STI is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of STI, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which STI has not taken adequate steps to prevent such a default from occurring.

2.10 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which STI is a party or to which any of its properties or operations are subject.

2.11 Subsidiary. STI does not own, beneficially or of record, any equity securities in any other entity.

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ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF Link Bit

As an inducement to, and to obtain the reliance of, STI, Link Bit represents and warrants as follows:

3.01 Organization. Link Bit is, and will be on the Closing Date, a corporation duly organized, validly existing, and in good standing under the laws of Japan and has the corporate power and is and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition of Link Bit. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Link Bit's articles of incorporation or bylaws, or other material agreement to which it is a party or by which it is bound.

3.02 Approval of Agreement. Link Bit has full power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of Link Bit have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; subject to the approval of the Link Bit Stockholders and compliance with state and federal corporate and securities laws.

3.03 Capitalization. The authorized capitalization of Link Bit consists of 10,000 shares of common stock of which as of the date hereof 2,000 shares are issued and outstanding. All issued and outstanding shares of Link Bit are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Link Bit.

3.04 Financial Statements.

(a) Included in Schedule 3.04 are the balance sheets of Link Bit as of December 31,2011, and the related statements of operations, cash flows, and stockholders' equity for the period from inception, to December 31, 2011, including the notes thereto.

(b) The financial statements delivered pursuant to Section 3.04(a) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The financial statements of Link Bit present fairly, as of their respective dates, the financial position of Link Bit. Link Bit did not have, as of the date of any such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statements or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein present fairly the assets of Link Bit, in accordance with generally accepted accounting principles. The statements of revenue and expenses and cash flows present fairly the financial position and result of operations of Link Bit as of their respective dates and for the respective periods covered thereby.

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(c) Link Bit has filed or will have filed as of the Closing Date all tax returns required to be filed by it from inception to the Closing Date. All such returns and reports are accurate and correct in all material respects. Link Bit has no material liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) accrued for or applicable to the period ended on the date of the most recent unaudited balance sheet of Link Bit, except to the extent reflected on such balance sheet and adequately provided for, and all such dates and years and periods prior thereto and for which Link Bit may at said date have been liable in its own right or as transferee of the assets of, or as successor to, any other corporation or entity, except for taxes accrued but not yet due and payable, and to Link Bit's knowledge no deficiency assessment or proposed adjustment of any such tax return is pending, proposed or contemplated. Proper and accurate amounts of taxes have been withheld by or on behalf of Link Bit with respect to all material compensation paid to employees of Link Bit for all periods ending on or before the date hereof, and all deposits required with respect to compensation paid to such employees have been made, in complete compliance with the provisions of all applicable federal, state, and local tax and other laws. To Link Bit's knowledge, none of such income tax returns has been examined or is currently being examined by the Internal Revenue Service, and no deficiency assessment or proposed adjustment of any such return is pending, proposed, or contemplated. Link Bit has not made any election pursuant to the provisions of any applicable tax laws (other than elections that relate solely to methods of accounting, depreciation, or amortization) that would have a material adverse affect on Link Bit, its financial condition, its business as presently conducted or proposed to be conducted, or any of its properties or material assets. There are no tax liens upon any of the assets of Link Bit. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Link Bit.

3.05 Outstanding Warrants and Options. Link Bit has no issued warrants or options, calls, or commitments of any nature relating to the authorized and unissued Link Bit Common Stock.

3.06 Information. The information concerning Link Bit set forth in this Agreement and in the schedules delivered by Link Bit pursuant hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. Link Bit shall cause the schedules delivered by Link Bit pursuant hereto to STI hereunder to be updated after the date hereof up to and including the Closing Date.

3.07 Absence of Certain Changes or Events. Except as set forth in this Agreement since the date of the most recent Link Bit balance sheet described in Section 3.04 and included in the information referred to in Section 3.06:

(a) There has not been (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Link Bit or (ii) any damage, destruction, or loss to Link Bit materially and adversely affecting the business, operations, properties, assets, or conditions of Link Bit.

(b) Link Bit has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Link Bit; (iv) made any material change in its method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

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(c) Link Bit has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Link Bit balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its material assets, properties, or rights, or agreed to cancel, any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Link Bit; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) To the best knowledge of Link Bit, it has not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of Link Bit.

3.08 Title and Related Matters. Except as provided herein or disclosed in the most recent Link Bit balance sheet and the notes thereto, Link Bit has good and marketable title to all of its properties, inventory, interests in properties, technology, whether patented or un-patented, and assets, which are reflected in the most recent Link Bit balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of Link Bit, its technology does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the business of Link Bit as now being conducted or as contemplated.

3.09 Litigation and Proceedings. Except as otherwise disclosed in Schedule 3.09, there are no material actions, suits, or proceedings pending or, to the knowledge of Link Bit, threatened by or against Link Bit or adversely affecting Link Bit, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Link Bit does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10 Material Contract Defaults. Link Bit is not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of Link Bit, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Link Bit has not taken adequate steps to prevent such a default from occurring.

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3.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Link Bit is a party or to which any of its properties or operations are subject.

3.12 Governmental Authorizations. Link Bit has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Link Bit of this Agreement and the consummation by Link Bit of the transactions contemplated hereby.

3.13 Compliance With Laws and Regulations. Link Bit has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Link Bit or except to the extent that noncompliance would not result in the occurrence of any material liability for Link Bit. To the best knowledge of Link Bit, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal security laws.

3.14 Subsidiary. Link Bit has no subsidiaries.

3.15 Disclosure Information. Link Bit believes it has received all the information Link Bit considers necessary or appropriate for deciding whether or not to enter into this Agreement. Link Bit further represent that it has had an opportunity to ask questions and receive answers from STI regarding the terms and conditions of STI.

ARTICLE IV

CONDITIONS PRECEDENT TO OBLIGATIONS OF LINK BITLINK BIT

The obligations of Link Bit under this Agreement are subject to the satisfaction of Link Bit, at or before the Closing Date, of the following conditions:

4.01 Accuracy of Representations. The representations and warranties made by STI in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and STI shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by STI prior to or at the Closing. Link Bit shall be furnished with certificates, signed by duly authorized officers of STI and dated the Closing Date, to the foregoing effect.

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4.02 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of STI, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of STI.

4.03 Good Standings. Link Bit shall have received a certificate of good standing from the secretary of State of Nevada, dated as of the date within five days prior to the Closing Date, certifying that STI is in good standing as a corporation in the State of Nevada.

4.04 Other Items. Link Bit shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Link Bit may reasonably request.

4.05 Financial Statements. Audited Financial Statements for the period ending 12-31-2011 and unaudited stub for the period 1-1-2012 through 5-12-2012, along with related work papers and bank statements showing $100,000 cash. At Closing, the control of the bank account shall be transferred to the new management of STI.

4.06 Proxies. STI Shareholder Proxies of not less than 600,000 votes assigned to Mr. Watanabe solely for the purpose of voting to approve this Agreement, the issuance of the shares of STI Common Stock to Link Bit Stockholders and the approval of the name change.

4.07 Preferred Shares. At or prior to Closing, the agreement for the sale of the 100,000 shares of the issued and outstanding shares of Preferred Stock shall have been closed.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF STI

The obligations of STI under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

5.01. Shareholder Approval. Link Bit shall call and hold a meeting of its stockholders, or obtain through a majority written consent of its stockholders, whereby the stockholders of Link Bit authorize and approve this Agreement and the transactions contemplated hereby.

5.02 Link Bit Stockholders. Holders of all of the issued and outstanding Link Bit Shares shall agree to this Agreement and the exchange of shares contemplated by this Agreement.

5.03 Accuracy of Representations. The representations and warranties made by Link Bit and the Link Bit Stockholders in this Agreement were true when made and shall be true at the Closing Date with the same force and affect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Link Bit shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Link Bit prior to or at the Closing. STI shall be furnished with a certificate, signed by a duly authorized officer of Link Bit and dated the Closing Date, to the foregoing effect.

5.04 Officer's Certificates. STI shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief operating officer of Link Bit to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Link Bit, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Link Bit's own documents, the certificate shall represent, to the best knowledge of the officer, that:

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(a) This agreement has been duly approved by Link Bit's board of directors and stockholders and has been duly executed and delivered in the name and on behalf of Link Bit by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Link Bit pursuant to a unanimous consent of its board of directors and a majority vote of its stockholders;

(b) Except as provided or permitted herein, there have been no material adverse changes in Link Bit up to and including the date of the certificate;

(c) All authorizations, consents, approvals, registrations, and/or filing with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Link Bit have been obtained and are in full force and effect or, if not required to have been obtained will be in full force and effect by such time as may be required; and

(d) Except as otherwise disclosed in Schedule 3.09, there is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Link Bit, wherein an unfavorable decision, ruling, or finding would have an adverse affect on the financial condition of Link Bit, the operation of Link Bit, or the acquisition and reorganization contemplated herein, or any material agreement or instrument by which Link Bit is bound or would in any way contest the existence of Link Bit.

5.05 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Link Bit, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause of create any material adverse change in the financial condition, business, or operations of Link Bit.

5.06 Good Standing. STI shall have received a certificate of good standing from the appropriate authority in the Japan, dated as of a date with five days prior to the Closing Date, certifying that Link Bit is in good standing as a corporation in Japan.

5.07 Other Items. STI shall have received such further documents certificates, or instruments relating to the transactions contemplated hereby as STI may reasonably request.

5.08 Payment to Consultants. Link Bit shall pay six consultants it hired one hundred fifty thousand dollars ($150,000) as part of its consulting fees.

5.09 Additional Costs and Expenses. Link Bit shall pay up to $50,000 of additional costs and expenses of STI in completing the reorganization including payments to be used to pay all costs of the reorganization including legal and accounting fees.

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ARTICLE VI

SPECIAL COVENANTS

6.01 Activities of STI and Link Bit

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by STI and Link Bit pursuant hereto or as permitted or contemplated by this Agreement, STI and Link Bit will each:

(i) Carry on its business in substantially the same manner as it has heretofore;

(ii) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv) Use its best efforts to maintain and preserve it business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v) Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and

(vi) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Jaws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement and except as provided herein until the Closing Date, STI and Link Bit will not:

(i) Make any change in its articles of incorporation or bylaws;

(ii) Enter into or amend any material contract, agreement, or other instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; and

(iii) Enter into any agreement for the sale of Link Bit or STI securities without the prior approval of the other party.

6.02 Access to Properties and Records. Until the Closing Date, Link Bit and STI will afford to the other party's officers and authorized representatives full access to the properties, books, and records of the other party in order that each party may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Link Bit or STI and will furnish the other party with such additional financial and other information as to the business and properties of Link Bit or STI as each party shall from time to time reasonably request.

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6.03 Indemnification by Link Bit. Link Bit will indemnify and hold harmless STI and its directors and officers, and each person, if any, who controls STI within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in any application or statement filed with a governmental body or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Link Bit expressly for use therein. The indemnity agreement contained in this Section 6.03 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of STI and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.04. Indemnification by STI. STI will indemnify and hold harmless Link Bit, the Link Bit Stockholders, Link Bit's directors and officers, and each person, if any, who controls Link Bit within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses, liabilities, or actions to which any of them may become subject under applicable law (including the Securities Act and the Securities Exchange Act) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by STI expressly for use therein. The indemnity agreement contained in this Section 6.04 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Link Bit and shall survive the consummation of the transactions contemplated by this Agreement for a period of one year.

6.05 The Acquisition of STI Common Stock. STI and Link Bit understand and agree that the consummation of this Agreement including the issuance of the STI Common Stock to Link Bit in exchange for the Link Bit Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable laws of Japan. STI and Link Bit agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a) In order to provide documentation for reliance upon the exemptions from the registration and prospectus delivery requirements for such transactions, each shareholder of Link Bit shall execute and deliver to STI an investment representation letter in substantially the same form as that attached hereto as Exhibit "B."

(b) In connection with the transaction contemplated by this Agreement, Link Bit and STI shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the Link Bit Stockholders reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

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(c) In order to more fully document reliance on the exemptions as provided herein, Link Bit, the Link Bit Stockholders, and STI shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as STI or Link Bit and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

6.06 Securities Filings. STI shall be responsible for the preparation of a Form D and its filing with the Securities and Exchange Commission and Link Bit will be responsible for any and all filings in any jurisdiction where its stockholders reside which would require a filing with a governmental agency as a result of the transactions contemplated in this Agreement.

6.07 Sales of Securities Under Rule 144, If Applicable.

(a) STI will use its best efforts to at all times satisfy the current public information requirements of rule 144 promulgated under the Securities Act so that its stockholders can sell restricted securities that have been held for one year or more or such other restricted period as required by rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of STI as of the date of this Agreement that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), STI will certify in writing to such person that it is in compliance with rule 144 current public information requirement to enable such person to sell such person's restricted stock under rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to STI's transfer agent for registration or transfer in connection with any sales theretofore made under rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to STI and its counsel that such transfer has complied with the requirements of rule 144, as the case may be, STI will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of rule 144, as the case may be, free of any stop transfer order or restrictive legend. The provisions of this Section 6.08 shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of two years.

ARTICLE VII

MISCELLANEOUS

7.01 Brokers. STI and Link Bit agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Further, STI and Link Bit each agree to indemnify the other against any claim by any third person for any commission, brokerage, or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between such party and such third person, whether express or implied, from the actions of such party.

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The covenants set forth in this section shall survive the Closing Date and the consummation of the transactions herein contemplated.

7.02 No Representation Regarding Tax Treatment. No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation. Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

7.03 Governing Law. This Agreement shall be governed by, enforced and construed under and in accordance with the laws of the State of Nevada.

7.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

If to STI, to:	Angela Ross	If to Link Bit, to:	LInk Bit Inc.
	STI Holdings, Inc.		_____________
	9160 South 300 West, Suite 101		______________
	Sandy, Utah 84070		_______________

or such other addresses as shall be furnished in writing by any party in the manner for giving notices, hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, or one day after the date so sent by overnight courier.

7.05 Attorney's Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06 Schedules; Knowledge. Whenever in any section of this Agreement reference is made to information set forth in the schedules provided by STI or Link Bit such reference is to information specifically set forth in such schedules and clearly marked to identify the section of this Agreement to which the information relates. Whenever any representation is made to the "knowledge" of any party, it shall be deemed to be a representation that no officer or director of such party, after reasonable investigation, has any knowledge of such matters.

7.07 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

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7.08 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of six months from the Closing Date, unless otherwise provided herein.

7.09 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

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7.10 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

7.11. Right to Hire Counsel. STI and Link Bit have both had the right to hire their own counsels and attorneys on this matter and both represent they they have sought independent legal advise on this Agreement, including counsel in Japan to cover all issues related to the laws of Japan, and Link Bit is represented by its own counsel.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers,hereunto duly authorized, as of the date first above written.

STI HOLDINGS, INC.	Link Bit Consulting, LTD.
a Nevada corporation	a Japanese Corporation

By: /s/ signature	By: /s/ Shuya Watanabe
A Duly Authorized Officer	A Duly Authorized Officer

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EXHIBITS

Exhibit A	-	List of Shareholders

Exhibit B	-	Suitability Letter

Exhibit C	-	Proposed Board of Directors

Exhibit D	-	STI Financial Statements

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Exhibit A

Link Bit Co., Ltd.

List of Stockholders

Name of Share Holder	Number of Shares of Link Bit Owned		Number of STI Shares to be Received in Exchange

Shuya Watanabe	1,300	shares	14,300,000	shares
Takashi Ozawa	600		6,600,000
Yoichi Onishi	100		1,100,000
Total	2,000	shares
Akira Tanabe			1,120,000
Masayuki Tsuda			1,750,000
25,000,000 Total			25,000,000	shares

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